CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for Pacific Financial Alternative Strategies Fund, Pacific Financial Flexible Growth & Income Fund, Pacific Financial Balanced Fund, Pacific Financial Foundational Asset Allocation Fund, Pacific Financial Faith & Values Based Conservative Fund, Pacific Financial Faith & Values Based Moderate Fund and Pacific Financial Faith & Values Based Aggressive Fund, each a series of the Northern Lights Fund Trust, we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment to the Northern Lights Fund Trust Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

December 27, 2012